                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                 RAZORFISH, INC.
                                 ---------------
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                      -------------------------------------
                         (Title of Class of Securities)

                                    755236106
                                    ---------
                                 (CUSIP Number)

                                   May 2, 2000
                                   -----------
             (Date of Event which Requires Filing of This Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                                 (Page 1 of 10)

-------------------------------------------------------------------------------

   CUSIP NO. 755236106                13G               PAGE 2 OF 10 PAGES
-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Seneca Investments LLC
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)  |_|
       (b)  |_|
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           11,701,666 shares*
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         11,701,666 shares*
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,701,666 shares*
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_|
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%*
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------

* Reflects sales by a wholly owned subsidiary of the filing party of 215,000 shares between May 2, 2001 and the date hereof.



                                 (Page 2 of 10)

-------------------------------------------------------------------------------
   CUSIP NO. 755236106                13G               PAGE 3 OF 10 PAGES
-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Pegasus Investors II, LP
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)  |_|
       (b)  |_|
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None (See Item 4)
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None (See Item 4)
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None (See Item 4)
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |_|
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       None (See Item 4)
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------




                                 (Page 3 of 10)

-------------------------------------------------------------------------------
   CUSIP NO. 755236106                13G               PAGE 4 OF 10 PAGES
-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Pegasus Investors II GP, LLC
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)  |_|
       (b)  |_|
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None (See Item 4)
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None (See Item 4)
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None (See Item 4)
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     |_|
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     None (See Item 4)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------




                                 (Page 4 of 10)

-------------------------------------------------------------------------------
   CUSIP NO. 755236106                13G               PAGE 5 OF 10 PAGES
-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Omnicom Group Inc.
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a)  |_|
       (b)  |_|
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None (See Item 40
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None (See Item 40
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None (See Item 4)
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      None (See Item 4)
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------------------------------------------------------------------------------




                                 (Page 5 of 10)

ITEM 1(a)   NAME OF ISSUER:

            Razorfish Inc. ("Razorfish")

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            32 Mercer Street, 3rd Floor
            New York, New York 10013

ITEM 2(a)   NAME OF PERSONS FILING:

            Seneca Investments LLC ("Seneca")
            Pegasus Investors II, LP ("Pegasus Investors")
            Pegasus Investors II GP, LLC ("Pegasus")
            Omnicom Group Inc. ("Omnicom")

            Each filing party expressly disclaims responsibility to update this
            Schedule 13G on behalf of any other filing parties. Each filing party makes the statements contained only as to itself and has no responsibility for the accuracy or completeness of any statement made by any other filing parties.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Seneca:
            437 Madison Avenue
            New York, New York 10022

            Pegasus and Pegasus Investors:
            99 River Road
            Cos Cob, Connecticut 06807

            Omnicom Group Inc.:
            437 Madison Avenue
            New York, New York 10022

ITEM 2(c)   CITIZENSHIP:

            Seneca:  Delaware

            Pegasus Investors and Pegasus:  Delaware

            Omnicom:  New York

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Class A Common Stock, $0.01 par value

ITEM 2(e)   CUSIP NUMBER:

            755236106



                                 (Page 6 of 10)

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable

ITEM 4      OWNERSHIP.

            (a) AMOUNT BENEFICIALLY OWNED:                                 11,701,666 shares*

            (b) PERCENT OF CLASS:                                                 12.0%*

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE             11,701,666 shares*

                (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE                    0

                (iii) SOLE POWER TO DISPOSE/DIRECT THE DISPOSITION OF      11,701,666 shares*

                (iv)  SHARED POWER TO DISPOSE/DIRECT THE DISPOSITION OF             0

            * Reflects sales by a wholly owned subsidiary of the filing party of 215,000 shares between May 2, 2001 and the date hereof.

            Pegasus Investors, Pegasus and Omnicom disclaim beneficial ownership of all of Razorfish common shares to which this
            Schedule 13G relates.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Seneca's wholly owned subsidiary, Communicade LLC, is the record owner of the shares to which this Schedule 13G relates.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not applicable


                                 (Page 7 of 10)

ITEM 10     CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                 (Page 8 of 10)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


May 14, 2001

                                    SENECA INVESTMENTS LLC


                                    By: /s/ GERARD A. NEUMANN
                                       --------------------------------------
                                          Chief Financial Officer



                                    PEGASUS INVESTORS II, LP

                                    By:  Pegasus Investors II GP, LLC, its
                                          General Partner



                                    By: /s/ ANDREW BURSKY
                                       --------------------------------------
                                          Vice President



                                    PEGASUS INVESTORS II GP, LLC



                                    By: /s/ ANDREW BURSKY
                                       --------------------------------------
                                          Vice President



                                    OMNICOM GROUP INC.



                                    By: /s/ RANDALL J. WEISENBURGER
                                       --------------------------------------
                                          Executive Vice President






                                 (Page 9 of 10)